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[OPTICARE LOGO]

                                            Contact:
                                            Steven L. Ditman
                                            Executive Vice President and
                                            Chief Financial Officer
                                            OptiCare Health Systems, Inc.
                                            (203) 596-2236

                                            Investor Relations:
                                            Robert P. Jones/Ephie Bernstein/Dory
                                            Lombardo
                                            Media: Stacey Nield, Emy McCord
                                            Morgen-Walke Associates
                                            (212) 850-5600



              OPTICARE HEALTH SYSTEMS, INC. TERMINATES MERGER WITH

                             VISION TWENTY-ONE, INC.

     Waterbury, Connecticut, June 20, 2000 - OptiCare Health Systems, Inc. (AMEX: OPT) announced today that it has notified Vision Twenty-One, Inc. of its intent to terminate its previously announced merger as a result of, among other things, Vision Twenty-One and its banks' failure to timely enter into the Standstill Agreement and the Letter of Intent for a replacement credit facility, on terms satisfactory to OptiCare, as required by the merger agreement.

Dean Yimoyines, CEO of OptiCare stated "We are disappointed that the inability of Vision Twenty-One and its banks to reach agreement on continued financing of Vision Twenty-One will have deprived the stockholders and customers of both companies the benefits anticipated from the merger. OptiCare remains interested in certain assets of Vision Twenty-One. Nonetheless, OptiCare's management expects continued growth from continuing operations through the rest of 2000 and shall continue its efforts to enhance shareholder value."

OptiCare Health Systems, Inc. is an integrated eye care services company focused on providing laser vision correction, managed care, and professional eye care services. It currently owns, operates, and develops laser and ambulatory surgery centers and provides systems, including Internet-based solutions to eye care professionals.

     Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. OptiCare Health Systems' actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include but are not limited to, regulatory changes, risks related to the eye care industry, the Company's ability to successfully integrate and profitably operate its operations, and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.